EXHIBIT 10.4
REGISTRATION AND TRADEMARK LICENSE AGREEMENT
     This REGISTRATION AND TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made as of November 7, 2007 between Lex Pharmaceuticals, Inc. (“Lex”), a Delaware corporation, and MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (“MiddleBrook”). Lex and MiddleBrook are each referred to individually as a “Party,” and collectively as the “Parties.”
Background Statement
     MiddleBrook and Lex are Parties to an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), and the Related Agreements (as defined in the Purchase Agreement). Pursuant to the Purchase Agreement, MiddleBrook has conveyed certain assets to Lex, including the trademarks, trademark applications and domain name set forth on Schedule A (the “Marks”), the approved new drug application numbers 50-405 and 50-406 (including all supplements and amendments thereto, the “Approved Registrations”) and Technical Data and Technical Data Embodiments (as set forth in Section 2.1(a)(i) of the Purchase Agreement). Pursuant to the Purchase Agreement, and subject to conditions set forth therein, Lex may purchase from MiddleBrook investigational new drug application number 73,767 (including any approval thereof and all supplements and amendments thereto, the “IND”) and Technical Data and Technical Data Embodiments (as set forth in Section 2.1(a)(ii) of the Purchase Agreement and, together with the Marks, Approved Registrations and IND, the “Rights”). The Parties desire that MiddleBrook shall have a license to use the Rights and the Parties are entering into this Agreement to set forth the terms and conditions of such license.
Statement of Agreement
     1. Definitions.
     1.1 Terms Defined in Purchase Agreement. Terms defined in the Purchase Agreement and not otherwise defined by this Agreement shall have the meaning given to such terms in the Purchase Agreement.
     1.2 “Adverse Drug Experience” means the definition in the current 21 C.F.R. Section 314.80, as in effect from time to time.
     1.3 “Agreement” has the meaning set forth in the introductory paragraph.
     1.4 “Approved Registrations” has the meaning set forth in the Background Statement.
     1.5 “Consignment Agreement” means the Inventory Consignment Agreement, dated as of the date hereof, between Kef and MiddleBrook.
     1.6 “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     1.7 “IND” has the meaning set forth in the Background Statement.
     1.8 “Indemnitee” has the meaning set forth in Section 9.3.
     1.9 “Indemnitor” has the meaning set forth in Section 9.3.
     1.10 “Kef” means Kef Pharmaceuticals, Inc., a Delaware corporation.
     1.11 “Kef Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of November ___, 2007, between MiddleBrook, the stockholders of Kef and Deerfield Management, L.P., pursuant to which MiddleBrook has a right to purchase all of the capital stock of Kef upon the terms and conditions set forth in such Stock Purchase Agreement.
     1.12 “Kef Stock Purchase Right” means Stock Purchase Right as defined in the Kef Stock Purchase Agreement.
     1.13 “Lex” has the meaning set forth in the introductory paragraph.
     1.14 “Lex Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, between MiddleBrook, the stockholders of Lex and Deerfield Management, L.P., pursuant to which MiddleBrook has a right to purchase all of the capital stock of Lex upon the terms and conditions set forth in such Stock Purchase Agreement.
     1.15 “Lex Stock Purchase Right” means Stock Purchase Right as defined in the Lex Stock Purchase Agreement.
     1.16 “License” has the meaning set forth in Section 2.1.
     1.17 “Licensed Patents” has the meaning given to it the Patent Sublicense.
     1.18 “Licensed Product(s)” means all dosage forms, formulations, strengths and package sizes and types of any Cephalexin antibiotic products that may be marketed now or in the future under the Rights.
     1.19 “Marks” has the meaning set forth in the Background Statement.
     1.20 “MiddleBrook” has the meaning set forth in the introductory paragraph.
     1.21 “Minimum Royalty” has the meaning set forth in Section 3.2.
     1.22 “Net Sales” shall mean, with respect to a Licensed Product, the gross amount invoiced by or on behalf of MiddleBrook for that Licensed Product sold to third parties in bona fide, arm’s length transactions, less customary deductions, determined in accordance with MiddleBrook’s standard accounting methods as generally and consistently applied by MiddleBrook, to the extent included in the gross invoiced sales price of any Licensed Product and otherwise directly paid or incurred by MiddleBrook or distributors with respect to the sale of such a Licensed Product, including: (i) applicable sales credits (as described below), (ii) payments or rebates incurred pursuant to federal, state and local government (or agency thereof)

programs, including Medicare and Medicaid rebates, (iii) costs for transit insurance, freight, handling or other transportation billed to customers to the extent included in the invoiced price and (iv) sales, use or excise taxes included in the invoiced price. Applicable sales credits include credits or discounts deducted from the sales price for: (A) customer returns, returned goods allowances, rejected goods and damaged goods not covered by insurance, (B) cash or terms discounts, (C) direct to customer discount or customer rebate programs, including coupons, (D) third party rebates and chargebacks, (E) trade show discounts and stocking allowances, (F) price adjustments on customer inventories following price changes, (G) product recalls, (H) deductions due for discount card programs, (I) amounts credited for uncollectible amounts on previously sold products and (J) agreed by Lex and MiddleBrook in writing, other specifically identifiable amounts included in gross sales of Licensed Products that were or ultimately will be credited and that are substantially similar to those listed above.
     1.23 “Party” means either MiddleBrook or Lex and “Parties” shall mean both MiddleBrook and Lex.
     1.24 “Patent Sublicense” means the Patent Sublicense that may be entered into between Kef and MiddleBrook pursuant to that certain Asset Purchase Agreement, dated as of the date hereof, between MiddleBrook and Kef.
     1.25 “Person” means any corporation, administrator, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.
     1.26 “Purchase Agreement” has the meaning set forth in the Background Statement.
     1.27 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, pricing and/or sale of a pharmaceutical product in a country, including without limitation FDA in the United States.
     1.28 “Regulatory Obligations” has the meaning set forth in Section 6.1.
     1.29 “Regulatory Responsibilities Agreement” means the Agreement Regarding Regulatory Responsibilities, dated as of the date of this Agreement, between Lex and MiddleBrook.
     1.30 “Related Agreements” has the meaning set forth in the Background Statement.
     1.31 “Rights” has the meaning set forth in the Background Statement.
     1.32 “Royalty” has the meaning set forth in Section 3.
     1.33 “Term” means the period beginning on the date hereof and continuing until the License is terminated pursuant to the terms of this Agreement.
     1.34 “Territory” means the United States of America and Puerto Rico.

     2. Grant of License.
     2.1 Grant. Lex hereby grants to MiddleBrook, upon and subject to the terms and conditions of this Agreement, an exclusive license under the Rights to develop, manufacture, market, distribute and sell, and have manufactured, marketed, distributed and sold, the Licensed Products in the Territory (the “License”).
     2.2 Exclusivity. The License is exclusive as to all Persons, including Lex.
     2.3 No Transfer. MiddleBrook shall not assign the License or grant any sublicense under the License, other than (i) a sublicense to manufacture the Licensed Products solely for sale by or on behalf of MiddleBrook or (ii) such sublicenses as may be necessary to continue the development of, and to obtain marketing approval for, Licensed Products under the Approved Registrations or the IND.
     2.4 Obligation to Develop and Market. MiddleBrook shall at all times during the Term use its commercially reasonable efforts, consistent with usual pharmaceutical industry practice, to develop and commercialize the Licensed Products during the term of this Agreement. MiddleBrook’s obligations under this Section 2.4 may be suspended for so long as there exists any material safety (including toxicity), efficacy, regulatory, medical or intellectual property issue relating to the Licensed Products.
     3. Royalty. In consideration of the grant of the License, MiddleBrook shall pay Lex a royalty (the “Royalty”) as follows:
     3.1 Percent of Net Sales. The Royalty shall be equal to nine percent (9%) of MiddleBrook’s Net Sales of Licensed Products plus such additional amount as may be necessary for MiddleBrook to pay the Minimum Royalty.
     3.2 Minimum Royalty. Regardless of the amount of Net Sales, the minimum Royalty during any calendar quarter shall be Four Hundred Thousand Dollars ($400,000) (the “Minimum Royalty”); provided, that any payments made by MiddleBrook to Kef during any calendar quarter pursuant to the Consignment Agreement shall be included for purposes of determining whether MiddleBrook has paid the Minimum Royalty for such calendar quarter. The Minimum Royalty shall be pro-rated during the first and last calendar quarters of the Term to reflect the portion of such calendar quarters during which the License is in effect.
     3.3 Quarterly Payment. Within forty-five (45) days after the end of each calendar quarter any part of which is during the Term, MiddleBrook shall deliver to Lex (i) a written statement showing all Net Sales during such calendar quarter and (ii) the greater of (A) the Royalty due upon such Net Sales and (B) the Minimum Royalty. All payments shall be made by wire transfer of immediately available funds to an account designated by Lex.
     3.4 Audit. Upon not less than seven (7) days written notice, Lex shall have the right to audit the books and records of MiddleBrook relating to sales of Licensed Products for the purpose of determining the correctness of MiddleBrook’s computation and payment of the Royalty. Such audit may not be conducted more than once in any six-month period and shall be conducted during normal business hours. Lex may engage an accounting firm at its cost to perform or assist in such audit. MiddleBrook shall provide Lex, its officers, agents and accountants with access to all pertinent books and records and shall reasonably cooperate with Lex’s efforts to conduct such audits.
     4. Ownership of Rights. MiddleBrook acknowledges that, as between the Parties, Lex is the sole and exclusive owner of the Rights, and MiddleBrook shall do nothing inconsistent with such ownership. MiddleBrook shall not challenge Lex’s ownership and rights in or to any of the Rights or assist others in challenging Lex’s ownership thereof. MiddleBrook agrees that nothing in this Agreement shall give MiddleBrook any right, title or interest in the Rights other than the License granted herein. Upon Lex’s request, MiddleBrook shall provide such information and assistance, and execute and deliver such documents, as Lex may reasonably request for purposes of registering, maintaining or enforcing any of the Rights.
     5. No Warranty. The Parties acknowledge that (i) Lex has acquired the Rights from MiddleBrook as of the date hereof on the basis of representations and warranties regarding the Rights made by MiddleBrook for the benefit of Lex and (ii) pursuant to the Regulatory Responsibilities Agreement, MiddleBrook shall be responsible for maintaining and performing all Legal Requirements relating to the Rights. LEX MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE RIGHTS OR THE LICENSED PRODUCTS, AND MIDDLEBROOK ACKNOWLEDGES THAT IT IS ACCEPTING THE RIGHTS “AS IS” UNDER THE LICENSE.
     6. Regulatory Obligations.
     6.1 Performance by MiddleBrook. During the Term, MiddleBrook shall take all reasonable and appropriate actions, at MiddleBrook’s sole cost and expense, to maintain the Rights and shall oversee, monitor, coordinate and perform all regulatory actions, communications and filings with and submissions, including filings and submissions of supplements and amendments thereto, to each applicable Regulatory Authority or Governmental Authority with respect to each Licensed Product (the “Regulatory Obligations”). Notwithstanding the foregoing, nothing herein shall operate to prevent Lex from taking such actions as Lex, in its sole discretion, deems appropriate to ensure that all Regulatory Obligations are properly and timely performed, subject to prior notice to and consultation with MiddleBrook.
     6.2 Regulatory Meetings and Correspondence. MiddleBrook shall be responsible for interfacing, corresponding and meeting with the applicable Regulatory Authorities with respect to each Licensed Product. Lex shall execute such notices, powers of attorney, acknowledgments, consents and other instruments as MiddleBrook may reasonably request to authorize MiddleBrook to act on Lex’s behalf for all actions before and communications with Regulatory Authorities, the United States Patent and Trademark Office, other Governmental Authorities and with any designated registrars of domain names, as shall be necessary and appropriate to enable MiddleBrook to perform the Regulatory Obligations. Furthermore, as Lex’s agent for such Regulatory Obligations, MiddleBrook shall have complete and sole discretion to take or not take such actions as it deems reasonable and appropriate, provided that MiddleBrook shall comply with all Legal Requirements and shall not cause, and shall use commercially reasonable efforts to prevent, the termination of any of the Rights.

     6.3 Exchange of Information. The Parties shall establish procedures to ensure that the Parties exchange on a timely basis all necessary information to enable MiddleBrook to comply with all Regulatory Obligations, including, without limitation, filing updates, pharmacovigilance filings and investigator notifications. To the extent either Party receives any information regarding Adverse Drug Experiences related to the use of Licensed Products, such Party shall (i) provide the other Party with such information within five (5) days of its receipt, (ii) promptly provide all follow-up information that may reasonably be requested and (iii) otherwise act in accordance with such Adverse Event Reporting Procedures to be agreed upon in writing by the Parties from time to time. Without limiting the foregoing requirement, MiddleBrook shall provide Lex with copies of all communications between MiddleBrook and any Governmental Authorities relating to any of the Licensed Patents, Rights and Licensed Products, in every case within five (5) Business Days of the sending or receipt of such communication by MiddleBrook.
     6.4 Costs and Expenses. MiddleBrook shall bear all costs and expenses of performing the Regulatory Obligations.
     7. Infringement of Rights.
     7.1 Conduct of Actions. If either Party shall receive notice of any infringement or threatened infringement of any of the Rights, such Party shall immediately notify the other Party of such infringement or threatened infringement, providing all information relating thereto possessed by the notifying Party. With Lex’s consent, which shall not be unreasonably withheld, MiddleBrook may initiate and control any legal action relating to infringement of any of the Rights; provided, that (i) MiddleBrook shall keep Lex fully apprised of all activity in such action, (ii) Lex shall have the right to participate in such action at its own expense, (iii) MiddleBrook shall not take any position in such action inconsistent with Lex’s sole and exclusive ownership of the Rights and (iv) no settlement of any such action shall be made without the consent of Lex, which shall not be unreasonably withheld or delayed. In furtherance of such right, Lex hereby agrees that MiddleBrook may include Lex as a party plaintiff in any such action and that Lex shall cooperate, at the expense of MiddleBrook, in the prosecution of such action as reasonably requested by MiddleBrook. Any monetary recovery in connection with such action shall first be applied to reimburse MiddleBrook and Lex for out-of-pocket expenses (including attorneys’ fees) incurred in prosecuting such action. Any remaining monetary recovery in such action shall be equitably divided between the Parties on the basis of their respective damages resulting from the claimed infringement. MiddleBrook shall bear all expenses of any such litigation, other than the fees of any counsel Lex may engage if Lex chooses to participate separately in such action.
     7.2 Action Initiated Against Lex. In the event that a declaratory judgment action alleging invalidity or infringement of any of the Rights shall be brought against Lex, MiddleBrook, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.
     7.3 Cooperation. In any infringement action that either Party may institute to enforce the Rights pursuant to this Agreement the other Party shall, at the expense of the Party initiating such action, reasonably cooperate and, to the extent possible, have its applicable employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.
     8. Use of Marks; Product Quality. MiddleBrook shall use the Marks solely in association with Licensed Products that satisfy all purity, manufacturing, packaging and quality standards required by the United States Food and Drug Administration and other applicable law. MiddleBrook shall comply with all Legal Requirements pertaining to the marketing, promotion, distribution and sale of Licensed Products. MiddleBrook may use the Marks on the Licensed Products in such form and manner as previously used by MiddleBrook, and shall notify Lex of any material change in the form of the Marks use at least thirty (30) days prior to the commercial use thereof. Lex’s approval of such a change shall be deemed granted unless Lex notifies MiddleBrook of its disapproval and its reasons therefor within thirty (30) days of Lex’s receipt of such notice. MiddleBrook shall materially conform to good manufacturing practices and shall obtain all necessary and appropriate licenses, certifications and approvals from Governmental Authorities or private certification agencies pertaining to the manufacture and sale of Licensed Products. Upon Lex’s request, MiddleBrook shall provide Lex, at no charge, with samples of Licensed Products for inspection and testing by Lex.
     9. Indemnification; Insurance.
     9.1 Indemnification by MiddleBrook. MiddleBrook shall defend, indemnify and hold harmless Lex from and against all liabilities, losses, obligations, claims, judgments, awards, relief, settlements, costs and expenses (including costs of any product recall and reasonable attorneys’ fees, experts’ fees, investigation costs and other expenses of litigation) which Lex, its shareholders, directors, officers, employees and representatives may suffer or incur arising out of (i) the development, manufacture, marketing, advertising, sale or use by MiddleBrook, directly or indirectly, of the Licensed Products, (ii) the exercise or use by MiddleBrook, directly or indirectly, of any of the Rights, (iii) the performance or failure of performance by MiddleBrook of the Regulatory Obligations, (iv) the exercise by MiddleBrook of any of the Rights after the termination of the License thereof and (v) the breach by MiddleBrook of this Agreement. MiddleBrook shall not be obligated to so indemnify, defend and hold harmless Lex to the extent that any claim, expense, proceeding, demand or liability arises from the gross negligence or willful misconduct of Lex.
     9.2 Indemnification by Lex. Lex shall defend, indemnify and hold harmless MiddleBrook from and against all liabilities, losses, obligations, claims, judgments, awards, relief, settlements, costs and expenses (including costs of any product recall and reasonable attorneys’ fees, experts’ fees, investigation costs and other expenses of litigation) which MiddleBrook, its shareholders, directors, officers, employees and representatives may suffer of incur arising out of the breach by Lex of this Agreement. Lex shall not be obligated to so indemnify, defend and hold harmless MiddleBrook to the extent that any claim, expense, proceeding, demand or liability arises from the negligence or willful misconduct of MiddleBrook.
     9.3 Procedure. A Party that intends to claim indemnification under this Section 9 (“Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any claim, damage, liability, cause of action or cost with respect to which the Indemnitee intends to claim such indemnification. Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel of its own choosing; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the expenses to be paid by Indemnitor, if Indemnitor does not assume the defense. The agreement of indemnity contained in this Section 9 shall not apply to amounts paid in settlement of any claim, damage, liability, cause of action or cost if such settlement is effected without the consent of Indemnitor, which consent shall not be unreasonably withheld. Indemnitor shall keep Indemnitee informed of, and consult with Indemnitee in connection with, the progress of such litigation or settlement, and Indemnitor shall not have the right, without Indemnitee’s written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Indemnitee. The failure to deliver notice to Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of liability to the Indemnitee under this Section 9 to the extent of such prejudice, but the omission to deliver notice to Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 9. Indemnitee shall, and shall use commercially reasonable efforts to cause its employees and agents to, cooperate reasonably with Indemnitor and its legal representatives in the investigation and defense of any claim, damage, liability, cause of action or cost covered by this indemnification.
     9.4 Limitation of Liability. THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION HEREOF, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES IN THE FORM OF CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, LOST PROFITS, LOST SAVINGS OR OTHERWISE, OR FOR EXEMPLARY DAMAGES, EVEN IF THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION DOES NOT APPLY TO (I) ANY LOSS OF GOODWILL ASSOCIATED WITH THE MARKS DUE TO THE BREACH OF THIS AGREEMENT BY EITHER PARTY, OR (II) ANY SUCH DAMAGES WHICH MAY BE PAYABLE TO A THIRD PARTY BY A PARTY HERETO FOR WHICH SUCH PARTY IS INDEMNIFIED HEREUNDER.
     9.5 Insurance. During the Term and for such longer period as MiddleBrook may be selling any Licensed Products, MiddleBrook shall maintain general liability insurance under customary pharmaceutical industry forms and endorsements, providing product liability and contractual liability coverage, with per occurrence limits of not less than $10,000,000, which limits may be achieved through a combination of underlying and excess policies. The insurance policies described in the preceding sentence shall be endorsed to (i) name Lex as an additional insured and (ii) to the extent permitted by Lex’s policies, be primary and non-contributory to any insurance otherwise available to Lex. Upon the execution of this Agreement and at such times as Lex may request thereafter, MiddleBrook shall cause the insurer(s) issuing such policy(ies) to provide Lex with certificates of insurance evidencing the existence of such insurance, Lex’s status as an additional insured and the primary and non-contributory nature of such policies with regard to Lex. Such certificates of insurance shall provide that the insurer will notify Lex not less than thirty (30) days prior to any expiration, non-renewal, cancellation, reduction in limits or exhaustion of limits of such insurance. MiddleBrook shall be responsible for any deductible or self-insured amounts under any such insurance.
     10. Termination.
     10.1 Failure to Exercise Stock Purchase Right. Unless earlier terminated pursuant to the terms of this Agreement, the License shall terminate upon the termination or expiration, without exercise, of the Kef Stock Purchase Right.
     10.2 Termination by Either Party. Each Party shall have the right, at any time during the Term, to terminate this Agreement if:
     (a) The other Party shall default in the performance of any of its material obligations herein contained or in the Purchase Agreement, the Related Agreements, Patent Sublicense or Consignment Agreement and such default has not been cured, or effective steps to cure such default have not been initiated or are not thereafter diligently pursued, within sixty (60) days (or such lesser period as may be required by any of this Agreement, the Purchase Agreement, the Related Agreements, Patent Sublicense or the Consignment Agreement in connection with a specific breach thereof) after receiving written notice thereof from the non-defaulting Party specifying the default in reasonable detail; or
     (b) The other Party shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.
     10.3 Termination for Breach. Without limiting Sections 10.1 and 10.2, Lex shall have the right to terminate the License if MiddleBrook shall (i) fail to pay any part of the Royalty when due and shall fail to cure such non-payment within (A) fifteen (15) days after receiving written notice if MiddleBrook has not exercised its Stock Purchase Right or (B) sixty (60) days of receiving written notice of such non-payment from Lex if MiddleBrook has exercised its Stock Purchase Right, unless the amount required to be paid is the subject of a good faith dispute between the Parties and all undisputed amounts have been paid or (ii) fail to use commercially reasonable efforts to perform in a correct and timely manner, or by any act or omission violate, any material Regulatory Obligation, or by any act or omission violate any material Legal Requirement relating to the Rights or the Licensed Products, and shall fail to cure such non-performance or violation within fifteen (15) Business Days after receiving written notice of such non-performance or violation from any source, or a lesser period of time if necessary to satisfy any Legal Requirements.
     10.4 Unauthorized Sublicense. For purposes of this Agreement, any attempted assignment of the License or any grant of a sublicense under the License, except as authorized pursuant to Section 2.3, shall be void and shall constitute a material breach of this License including, without limitation, for purposes of this Section 10.

     11. General Provisions.
     11.1 Amendment; Waiver. This Agreement, including the Schedules hereto, may be amended, modified or supplemented only by an agreement in writing signed by the Parties. No course of dealing between the Parties or failure by a Party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.
     11.2 Force Majeure. No Party shall be responsible to any other Party for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereof if such delay or nonperformance is caused by fire, flood, accident, act of God or of the government or any country or of any state or local government, or of the public enemy of either, or by cause unavoidable or beyond the control of such Party. In such event, the Party affected will use reasonable commercial efforts to resume performance of its obligations.
     11.3 Headings. The headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
     11.4 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission or (iii) sent by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to Licensee, to:	MiddleBrook Pharmaceuticals, Inc.
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Attention: Edward M. Rudnic, Ph.D.
Facsimile: (301) 944-6700

Copy to:	Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Frederick W. Kanner, Esq.
Facsimile: (212) 259-6333

If to Licensor, to:	Kef Pharmaceuticals, Inc.
780 3rd Avenue, 37th Floor
New York, New York 10017
Attention: James E. Flynn
Facsimile:

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: David J. Clark
Facsimile: (704) 373-3990
Each such notice or other communication shall be deemed to have been duly given and to be effective if (A) delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day, (B) sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (C) sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by overnight delivery service as set forth herein within five (5) Business Days.
     11.5 Assignment; No Third Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by MiddleBrook without the prior written consent of Lex, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence, after the exercise of the Kef Stock Purchase Right, MiddleBrook may assign this Agreement along with its entire business. Lex may assign this Agreement to any Person who receives an assignment of Lex’s interest in the Purchase Agreement and the Related Agreements. This Agreement and its provisions are for the sole benefit of the Parties and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.
     11.6 Governing Law; Venue. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of New York, without regard to principles of conflicts of laws.
     11.7 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.
     11.8 Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
     11.9 Related Agreement. This Agreement, including the Purchase Agreement and Related Agreements, appendices, schedules and exhibits thereto, are intended to be construed as parts of a group of related transactions and shall be construed accordingly.
     11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the others such number of original executed copies as the other Party may reasonably request.
     11.11 No Joint Venture. The relationship between the Parties hereto is that of independent contractors. Such Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. Neither Party shall have the power to bind or to obligate the other in any manner.
[Signatures are on the following page.]

     IN WITNESS WHEREOF, the Parties are entering into this Registration and Trademark License Agreement as of the date first above written.

LEX PHARMACEUTICALS, INC.

By:	/s/ Peter W. Steelman

Name: Peter W. Steelman
Title: President

MIDDLEBROOK PHARMACEUTICALS, INC.

By:	/s/ Edward M. Rudnic

Name: Edward M. Rudnic, Ph.D.
Title: President and Chief Executive Officer